Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2013

Tontitown, Arkansas, April 24, 2013......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $456,267 or diluted and basic loss per share of $0.05 for the quarter ended March 31, 2013. These results compare to net income of $674,193 or diluted and basic earnings per share of $0.08 for the quarter ended March 31, 2012. Operating revenues were $99,981,938 for the first quarter of 2013, a 4.0% increase compared to $96,155,411 for the first quarter of 2012.

Daniel H. Cushman, President of the Company, commented, “Revenue, excluding fuel surcharge, grew by 3.5% for the first quarter 2013 compared to the first quarter 2012. This growth was driven by a 57 truck increase in our average fleet size, a 10% reduction in uncompensated empty miles and 4.3% year over year growth in our Supply Chain Solutions revenue and was accomplished despite one less business day in the first quarter 2013 compared to 2012. We achieved virtually flat equipment utilization year to year in spite of more challenging weather conditions in 2013 compared to the relatively mild first quarter in 2012, and Easter and Good Friday falling in the first quarter in 2013 compared to being in the second quarter in 2012.

“However, growth in expenses outpaced year to year revenue growth increasing to 100.3% of revenue in the first quarter 2013 from 98.6% of revenue in the first quarter 2012. The first quarter 2013 was burdened by an approximate $600,000 increase in workers compensation reserve for a single accident. In total, workers compensation increased by $1.0 million for the first quarter 2013 compared to 2012 and accounted for approximately 1.3% of the 1.8% overall increase in operating expenses as a percentage of operating revenue for the quarters compared.

“While we have been successful in keeping our trucks manned, costs associated with attracting, training and qualifying enough drivers to outpace turnover are increasing. As the economy recovers, we not only see increasing competition from other transportation providers, but also heightened demand from construction, manufacturing and agriculture, among others. We ended the quarter with 208 more drivers and 162 more owner operators than we ended with in the first quarter 2012. We continue to focus on programs and processes centered on our driving associates and our dedication to creating value for them with PAM in an intensely competitive market.

“Diesel fuel prices, as reported by the Department of Energy, averaged approximately $0.06 higher during the first quarter 2013 than the first quarter 2012. The harsher weather conditions of the first quarter 2013 increased the number of gallons used while idling, which combined with the higher price, offset much of the year over year improvement we have been seeing from our newer equipment and fuel efficiency programs.  We continue to focus on fuel saving strategies involving equipment specifications, driver performance bonuses, improving fuel surcharge coverage, and fuel cost negotiation among others.

“The average age of our tractor fleet reached 1.50 years at the end of the first quarter of 2013, which represents one of the newest fleets in our peer group. Our current capital expenditure plan would maintain this tractor age and includes fleet growth of approximately 100 trucks. In addition to tractor purchases, we plan to purchase 60 new trailers per month for the remainder of 2013 while retiring 60 old trailers to further reduce maintenance expense, increase fuel efficiency, and increase customer and driver satisfaction.

“We would like to commend our dedicated employees and thank our customers, suppliers and shareholders for their continued commitment and support.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended March 31,
	2013	2012

Revenue, before fuel surcharge	$77,827,949	$75,168,440
Fuel surcharge	22,153,989	20,986,971
	99,981,938	96,155,411

Operating expenses and costs:
Salaries, wages and benefits	41,108,563	32,041,516
Fuel expense	26,970,478	30,846,752
Operating supplies and expenses	8,848,910	9,325,103
Rent and purchased transportation	6,384,468	6,998,246
Depreciation	10,093,574	9,247,024
Operating taxes and licenses	1,270,899	1,239,796
Insurance and claims	3,437,991	3,334,881
Communications and utilities	600,749	589,917
Other	1,660,107	1,409,851
(Gain) loss on disposition of equipment	(142,208)	36,095
Total operating expenses and costs	100,233,531	95,069,181

Operating (loss) income	(251,593)	1,086,230

Interest expense	(815,242)	(561,413)
Non-operating income	282,871	594,361

(Loss) income before income taxes	(783,964)	1,119,178
Income tax (benefit) expense	(327,697)	444,985

Net (loss) income	$(456,267)	$674,193

Diluted (loss) earnings per share	$(0.05)	$0.08

Average shares outstanding – Diluted	8,688,433	8,698,393

	Quarter ended March 31,
Truckload Operations	2013	2012

Total miles	51,743,966	50,693,398
Operating ratio*	100.71%	98.67%
Empty miles factor	7.97%	8.87%
Revenue per total mile, before fuel surcharge	$1.37	$1.35
Total loads	63,869	66,333
Revenue per truck per work day	$624	$613
Revenue per truck per week	$3,120	$3,065
Average company trucks	1,546	1,651
Average owner operator trucks	257	95

Logistics Operations
Total revenue	$6,919,794	$6,633,291
Operating ratio	96.40%	97.33%
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.